EXECUTION COPY

                                MERGER AGREEMENT

This Merger Agreement (this "Agreement") is entered into as of April 27, 2007 by and among K2 Digital, Inc. a Delaware corporation ("K2"), K2 Acquisition Corporation, a Delaware corporation which is a wholly-owned subsidiary of K2 ("Acquisition"), New Century Structures, Inc., a Florida corporation (together with its affiliated companies, "NCSI") and Avante Holding Group, Inc. ("Avante")

                                    RECITALS

      A. NCSI and K2 desire to consummate a merger (the "Merger"), wherein the shareholders of NCSI will exchange all of the issued and outstanding common stock of NCSI for newly issued shares of common stock of K2, Acquisition will merge with and into NCSI, and NCSI will become a wholly-owned subsidiary of K2.

      B. Avante is currently the Owner of 1,000,000 shares of K2 Series A Preferred Stock and a shareholders of NCSI.

      C. The parties desire to structure the transactions contemplated herein so that, after the Merger as provided herein, NCSI and/or K2 shall have completed the Recapitalization (defined in Section 5.7 below), the current shareholders of NCSI (defined in Section 5.7 below) will hold approximately 4,334,429 shares of the common stock of K2, constituting approximately 86.990% of the issued and outstanding shares of K2, and the current shareholders of K2 will hold approximately 498,270 shares of K2, constituting approximately 10% of the issued and outstanding of K2, and Avante Holding will hold 150,000 shares of common stock after conversion of the Series A Preferred Stock, constituting approximately 3.010% of the issued and outstanding K2.

      D. It is the intent of the parties that the Merger qualify as a corporate reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

      IN CONSIDERATION of the mutual promises and covenants herein, including the recitals, which form a part of this Agreement, the parties hereby agree as follows:

1. MERGER AND EXCHANGE OF SECURITIES.

      1.1 CONSUMMATION OF MERGER. If this Agreement is duly adopted by the holders of the requisite number of shares, in accordance with the applicable laws and subject to the provisions hereof, and the conditions set forth in Sections 6 and 7 are met or waived, NCSI and Acquisition shall promptly enter into and file Articles of Merger, under which Acquisition shall merge with and into NCSI, and NCSI shall be the surviving corporation. The Merger shall be consummated at the time of filing the Articles of Merger ("the Effective Time"). For accounting purposes, the Merger shall be effective at the conclusion of the last day of the month preceding the Effective Time.

      1.2 EXCHANGE OF SHARES AT THE EFFECTIVE TIME:

            1.2.1 EXCHANGE OF CERTIFICATES. Each holder of a certificate or certificates representing shares of NCSI Common Stock ("Common") upon presentation and surrender of such certificate or certificates to K2, shall be entitled to receive the consideration set forth herein. Upon such presentation, surrender, and exchange as provided in this Section 1.2, certificates representing shares of NCSI previously held shall be canceled. Until so presented and surrendered, each certificate which represented issued and outstanding shares of NCSI at the Effective Time shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section
1.2.2. If a certificate representing shares of NCSI common stock has been lost, stolen, mutilated or destroyed, K2 shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

            1.2.2 CONSIDERATION FOR SHARES. The holders of the Common Stock (the "Common Holders," each a "Common Holder") shall receive in exchange for each one share of Common Stock approximately .720 shares of K2 common stock.

            1.2.3 FRACTIONAL SHARES. If the number of common shares determined for a Common Holder as provided in Section 1.2.2 results in a fractional share, the number of common shares to be received shall be rounded to the next whole number of shares.

            1.2.4 REGISTRATION OF SHARES. The offer and sale of the K2 common stock shall be issued pursuant to an exemption from registration under the Securities Act of 1933 (the "Securities Act") and applicable state securities laws.

      1.3 COMMON STOCK OPTIONS OF NCSI SHAREHOLDERS. At the Effective Time:

            1.3.1 EXCHANGE OF OPTIONS. The present holders of options to purchase NCSI common stock, as set forth on Schedule 1.3 hereto. All such options shall be exercised by the holders thereof prior to the Closing, or shall lapse at Closing. Effective Time shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section 1.3.2. If an option to purchase shares of NCSI common stock has been lost, stolen, mutilated or destroyed, K2 shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such option or warrant.

            1.3.2 CONSIDERATION FOR OPTIONS. The holders of NCSI options shall receive, in exchange for their options, options to purchase shares of K2 common stock as set forth on Schedule 1.3. The K2 options delivered to the holders of the NCSI options shall be subject to a plan and, with respect to each holder, represented by an option agreement, substantially equivalent to the terms of the present NCSI option plan and agreement, including, without limitation, the terms, vesting and exercise price of such options.

         1.4 COMMON STOCK OPTIONS OF K2 SHAREHOLDERS. The holders of existing K2 options, as set forth on Schedule 1.4 hereto, shall after the Effective Time, continue to hold such options, subject to the existing K2 Option Plan and the Agreement to amend capital structure..

2. CLOSING AND CLOSING DOCUMENTS.

         2.1 CLOSING. The transactions contemplated by this Agreement shall be completed at a closing ("the Closing") on a closing date ("the Closing Date") which shall be as soon as possible after all shareholder approvals are obtained in accordance with law and as set forth in this Agreement, with the consummation of the Merger, as provided in Section 1.1, to take place as soon as practicable thereafter.

         2.2 DOCUMENT DELIVERIES AND PROCEDURES FOR CLOSING. On the Closing Date, all of the documents to be furnished to NCSI and K2, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to Law Offices of Thomas G. Amon, Esq. counsel to K2, to be held in escrow until the Effective Time or the date of termination of this Agreement, whichever first occurs, and thereafter shall be promptly distributed to the parties as their interests may appear.

      2.3 NCSI CLOSING DOCUMENTS. NCSI shall deliver the following documents (collectively, the "NCSI Closing Documents"):

            2.3.1 ARTICLES OF MERGER. The Articles of Merger to be filed with the State of Delaware, executed by NCSI;

            2.3.2 NCSI SHARE CERTIFICATES. Certificates representing all of the outstanding shares of NCSI common stock or indemnity agreements or bonds as provided in Section 1.2.1;

            2.3.3 NCSI OPTIONS. All outstanding options or indemnity agreements or bonds as provided in Section 1.3.1.

            2.3.4 GOOD STANDING CERTIFICATE. A certificate issued by the Florida Secretary of State indicating that NCSI is qualified and in good standing within such jurisdiction;

            2.3.5 CERTIFICATE OF SECRETARY OF NCSI A certificate executed by the secretary of NCSI and attaching the resolutions of the NCSI Board of Directors and the resolutions of the shareholders of NCSI authorizing the transactions herein contemplated.

            2.3.6 NCSI OFFICER'S CERTIFICATE. A certificate dated as of the Closing Date executed by a duly authorized officer of NCSI certifying that all necessary actions have been taken by NCSI's shareholders and directors to authorize the transactions contemplated by this Agreement and that all representation and warranties made by NCSI in the Agreement are complete and correct in all material respects as of the Closing Date as if made on the Closing Date;

            2.3.7 LEGAL OPINION. A Legal Opinion of counsel to NCSI with respect to such other matters as is customary in transactions of this nature.

            2.3.8 OTHER  DOCUMENTS  AND  INSTRUMENTS.  Such other  documents and
instruments   as  may  be  reasonably   required  to  effect  the   transactions
contemplated by this Agreement.

      2.4 K2 AND ACQUISITION CLOSING DOCUMENTS. At the Closing, K2 and Acquisition shall deliver or cause to be delivered the following documents (collectively, the "K2 Closing Documents"):

            2.4.1 ARTICLES OF MERGER. The Articles of Merger to be filed with the State of Delaware, executed by Acquisition;

            2.4.2 K2 SHARE CERTIFICATES. The certificates representing the shares of K2 stock to be delivered to the NCSI shareholders at the Effective Time in exchange for their NCSI stock as provided herein;

            2.4.3  GOOD  STANDING  CERTIFICATES.   Certificates  issued  by  the
Delaware Secretary of State indicating that K2 and Acquisition are each qualified and in good standing within such jurisdiction;

            2.4.4 CERTIFICATE OF SECRETARY OF K2. A certificate executed by the secretary of K2 and attaching the resolutions of the K2 Board of Directors the transactions herein contemplated.

            2.4.5 K2 OFFICER'S CERTIFICATE. A certificate dated as of the Closing Date executed by a duly authorized officer of K2 certifying that all necessary actions have been taken by K2's shareholders and directors to authorize the transactions contemplated by this Agreement and that all representations and warranties made by K2 in the Agreement are complete and correct in all material respects as of the Closing Date as if made on the Closing Date;

            2.3.6 LEGAL OPINION. A legal opinion letter (the "Legal Opinion") signed by Thomas G. Amon, Esq., 500 Fifth Avenue, Suite 1650, New York, NY 10110 regarding the total amount of stock of K2 that will be issued and outstanding following the Merger and such other opinions as are customary in transactions of this nature; and

            2.3.7 OTHER  DOCUMENTS  AND  INSTRUMENTS.  Such other  documents and
instruments   as  may  be  reasonably   required  to  effect  the   transactions
contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF NCSI.

      NCSI  represents and warrants to K2 that the statements  contained in this
Section 3 are correct and complete as of the date of this Agreement.

      3.1 ORGANIZATION OF NCSI. NCSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. NCSI has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. NCSI is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect upon it. As used in this Agreement, the term "Material Adverse Effect" with respect to any party, shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.

      3.2 AUTHORIZATION. Subject to the approval of its shareholders, NCSI has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the NCSI Closing Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the NCSI Closing Documents will constitute, valid and legally binding obligations of NCSI, enforceable in accordance with their respective terms and conditions.

      3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the NCSI Closing Documents, nor the consummation of the transactions contemplated hereby or thereby by NCSI, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NCSI is subject or any provision of its certificate of incorporation or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NCSI is a party or by which it is bound or to which any of its assets is subject. NCSI does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

      3.4  DISCLOSURES.  The  representations  and  warrants  contained  in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

      3.5 CAPITALIZATION. The authorized capital stock of NCSI consists of 30,000,000 shares of common stock, of $.01 par value, 3,500,000 shares of Series A Preferred Stock, $.01 par values of which 6,021,169 shares of Common Stock are issued and outstanding, and -0- shares of Preferred Stock are issued and outstanding and the shareholders and numbers of shares of common stock held by each shareholder are as set forth on Schedule 3.5(a). All of the outstanding shares of NCSI common stock have been duly and validly authorized and issued.

      3.6 FINANCIAL STATEMENTS. NCSI's audited financial statements as at December 31, 2006 (the "2006 Financial Statements") and for the two years then ending are attached hereto as Schedule 3.6. The 2006 Financial Statements provided have been prepared from, and is in accordance with, the books and records of NCSI, complies with all material respects with applicable accounting requirements with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated results of operations and cash flows (and changes in financial position, if any) of NCSI, as at the date(s) thereof or for the period(s) presented therein.

      3.7 ABSENCE OF MATERIAL CHANGE. Since December 31, 2006 there has been no change in the business, operations, financial condition or liabilities of NCSI as stated in the 2006 Financial Statements that would result in a Material Adverse Effect on NCSI.

      3.8 LITIGATION. There are no actions, suits, claims, inquiries, proceedings or investigations before any court, tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of NCSI, threatened against NCSI which would reasonably be expected to result in any liabilities, including defense costs, in excess of $1,000 in the aggregate. NCSI is not the named subject of any order, judgment or decree and is not in default with respect to any such order, judgment or decree.

      3.9 TAXES AND TAX RETURNS. NCSI has timely and correctly filed tax returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns) and all Returns were (at the time they were filed) correct in all material respects, and have paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever reflected on Returns to be owed and which have become due and payable except as set forth on
Schedule 3.9. Any unpaid U.S. Federal income taxes, interest and penalties of NCSI do not exceed $5,000 in the aggregate.

      3.10 COMPLIANCE WITH APPLICABLE LAW.

            3.10.1 NCSI holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its business and the Permits are in full force and effect, and NCSI is in all material respects complying therewith, except where the failure to possess or comply with the Permits would not have, in the aggregate, a Material Adverse Effect on NCSI.

            3.10.2 NCSI is and for the past five years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have, in the aggregate, a Material Adverse Effect on NCSI.

      3.11 AFFILIATE TRANSACTIONS.

            3.11.1 Except as set forth on Schedule 3.11 hereto, NCSI has not engaged in, and is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to NCSI of $10,000 U.S. or more.

            3.11.2 For purposes of this Section 3.11, "Affiliated Person" means:

            a. a director, executive officer or Controlling Person (as defined below) of NCSI;

            b. a spouse of a director, executive officer or Controlling Person of NCSI;

            c. a member of the immediate family of a director, executive officer, or Controlling Person of NCSI who has the same home as such person;

            d. any corporation or organization (other than NCSI) of which a director, executive officer, chief financial officer, or a person performing similar functions or is a Controlling Person of such other corporation or organization;

            e. any trust or estate in which a director, executive officer, or Controlling Person of NCSI or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity, and for purposes of this Section 3.11, "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock or equity securities.

      3.12 LIMITED REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of K2 expressly set forth in Section 4, NCSI has not relied upon any representation and warranty made by or on behalf of NCSI in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

      3.13 DISCLOSURE. No representation or warranty made by NCSI shareholder contained in this Agreement, and no statement contained in the Schedules delivered by NCSI hereunder, contains any untrue statement of a material fact or omits any material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it is made, not misleading.

      3.14 REAL PROPERTY. NCSI does not own or lease, directly or indirectly, any real property except as shown of Schedule 3.14.

      3.15 ENVIRONMENTAL MATTERS. NCSI does not have any financial liability under any environmental laws.

      3.16 INTELLECTUAL PROPERTY. Except as shown on Schedule 3.17 NCSI does not own or lease, directly or indirectly, any Intellectual Property. "Intellectual Property", for purposes of this agreement, shall mean: patents, patent applications, trademarks, trademark registrations, applications for trademark registration, trade names, service marks, registered Internet domain names, licenses and other agreements with respect to any of the foregoing to which NCSI is licensor or licensee. In addition, there are no pending or, to NCSI's knowledge, threatened, claims against NCSI by any person as to any of the Intellectual Property, or their use, or claims of infringement by NCSI on the rights of any person and no valid basis exists for any such claims.

4. REPRESENTATIONS AND WARRANTIES OF K2 AND ACQUISITION.

      K2 and Acquisition represent and warrant to NCSI that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

      4.1 ORGANIZATION. Each of K2 and Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, K2 and Acquisition has all the requisite power and authority to own, lease and operate all of its properties and assets ant to carry on its business as currently conducted and as proposed to be conducted. Each of K2 and Acquisition is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect upon it.

      4.2 AUTHORIZATION OF TRANSACTIONS. Each of K2 and Acquisition has full power and authority to execute and deliver this Agreement and the K2 Closing Documents to which any K2 shareholder is a party and to perform all obligations hereunder and thereunder. This Agreement constitutes, and the K2 Closing Documents will constitute, the valid and legally binding obligation of K2, enforceable in accordance with their respective terms and conditions.

      4.3 CAPITALIZATION. The authorized capital stock of K2 consists of 25,000,000 shares of common stock, no par value, of which 4,982,699 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share, all of which are issued and outstanding. All issued and outstanding shares of K2 stock have been duly authorized and validly issued, and are fully paid and non-assessable. All of the outstanding shares of common stock (and options to purchase common stock and other outstanding securities of K2 have been duly and validly issued in compliance with federal and state securities laws. Except as set forth herein and on Schedule 1.4 hereto, and as set forth in this Agreement, there are no outstanding or authorized subscriptions, options, warrants, agreements, obligations, understandings or rights of any kind giving the holder the right to purchase or otherwise receive or have issued to such holder any common stock or other securities or K2 or any securities or obligations convertible into, any shares of capital stock or other securities of K2, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of K2. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to K2.

      4.4 SUBSIDIARIES. Except for Acquisition and K2 Design, Inc. (NY), K2 does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership or other entity.

      4.5 OWNERSHIP OF K2 SHARES. Each K2 shareholder owns and holds of record that number of K2 Shares shown on Schedule 4.5. As of the date hereof, all of the shares of the issued and outstanding stock of K2 are "free-trading" by virtue of either (i) an exemption from the Securities Act, or (ii) having been registered pursuant to the Securities Act.

      4.6 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the K2 Closing Documents, nor the consummation of the transactions contemplated hereby or thereby, by K2 or Acquisition will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which K2 Acquisition is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which agreement, contract, lease, license, instrument, or other arrangement to which K2 or such K2 shareholder is a party or by which K2 or such Acquisition is bound or to which K2 or Acquisition assets is subject. Neither K2 nor any Acquisition needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

      4.7 SEC REPORTS AND FINANCIAL STATEMENTS. K2 has filed with the SEC, and has heretofore made available to NCSI, complete and correct copies of all forms, reports, schedules, statements and other documents required to be filed by K2 under the Securities Act, and the Exchange Act (as such documents have been amended or supplemented since the time of their filing) (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including without limitation, any financial statements or schedules included therein) (a) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Act and Exchange Act (as the case may be) and all applicable rules and regulations of the SEC promulgated thereunder. Each of the financial statements included in the SEC Reports has been prepared from, and is in accordance with, the books and records of K2, complies with all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated results of operations and cash flows (and changes in financial position, if any) of K2, as at the date(s) thereof or for the period(s) presented therein.

      4.8. ABSENCE OF MATERIAL CHANGE. Since December 31, 2006 there has been no change in the business, operations, financial condition or liabilities of K2 as stated in the Form 10-KSB filed by K2 on March 30, 2007 with the SEC that would result in a Material Adverse Effect on K2.

      4.9 LITIGATION. There are no actions, suits, claims, inquiries, proceedings or investigations before any court, tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of K2, threatened against K2 which would reasonably be expected to result in any liabilities, including defense costs, in excess of $1,000 in the aggregate. K2 is not the named subject of any order, judgment or decree and is not in default with respect to any such order, judgment or decree.

      4.10 TAXES AND TAX RETURNS. K2 has timely and correctly filed tax returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns) and all Returns were (at the time they were filed) correct in all material respects, and have paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever reflected on Returns to be owed and which have become due and payable except as set forth on
Schedule 4.10. Any unpaid U.S. Federal income taxes, interest and penalties of K2 do not exceed $5,000 in the aggregate.

      4.11 EMPLOYEES. K2 has no employees who are salaried or full-time or who are entitled to wages in respect of hours worked.

      4.12 COMPLIANCE WITH APPLICABLE LAW.

            4.12.1 K2 holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its business and the Permits are in full force and effect, and K2 is in all material respects complying therewith, except where the failure to possess or comply with the Permits would not have, in the aggregate, a Material Adverse Effect on K2.

            4.12.2 K2 is and for the past five years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have, in the aggregate, a Material Adverse Effect on K2.

      4.13 CONTRACTS AND AGREEMENTS. K2 is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by K2 of more than $1,000, (ii) K2 is not a party to or bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of K2, and (iii) no commitment, contract, agreement or other instrument, other than charter documents, to which K2 is a party or by which K2 is bound, limits the freedom of K2 to compete in any line of business or with any person. K2 is not in default on any contract, agreement or other instruments.

      4.14 AFFILIATE TRANSACTIONS.

            4.14.1 Except as set forth on Schedule 4.14 hereto, K2 has not engaged in, and is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to K2 of $10,000 U.S. or more.

            4.14.2 For purposes of this Section 4.14, "Affiliated Person" means:

            a. a director, executive officer or Controlling Person (as defined below) of K2;

            b. a spouse of a director, executive officer or Controlling Person of K2;

            c. a member of the immediate family of a director, executive officer, or Controlling Person of K2 who has the same home as such person;

            d. any corporation or organization (other than K2) of which a director, executive officer, chief financial officer, or a person performing similar functions or is a Controlling Person of such other corporation or organization;

            e. any trust or estate in which a director, executive officer, or Controlling Person of K2 or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity, and for purposes of this Section 4.14, "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock or equity securities.

      4.15 LIMITED REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of NCSI expressly set forth in Section 3, K2 has not relied upon any representation and warranty made by or on behalf of NCSI in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

      4.16 DISCLOSURE. No representation or warranty made by K2 shareholder contained in this Agreement, and no statement contained in the Schedules delivered by K2 hereunder, contains any untrue statement of a material fact or omits any material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it is made, not misleading.

      4.17 REAL PROPERTY. K2 does not own or lease, directly or indirectly, any real property.

      4.18 ENVIRONMENTAL MATTERS. K2 does not have any financial liability under any environmental laws.

      4.19 PERSONAL PROPERTY. K2 does not own any personal property the current fair market value of which is more than $5,000.

      4.20 INTELLECTUAL PROPERTY. K2 does not own or lease, directly or indirectly, any Intellectual Property. "Intellectual Property", for purposes of this agreement, shall mean: patents, patent applications, trademarks, trademark registrations, applications for trademark registration, trade names, service marks, registered Internet domain names, licenses and other agreements with respect to any of the foregoing to which K2 is licensor or licensee. In addition, there are no pending or, to such Warranting Shareholder's knowledge, threatened, claims against K2 by any person as to any of the Intellectual Property, or their use, or claims of infringement by K2 on the rights of any person and no valid basis exists for any such claims.

      4.21 INSURANCE. K2 does not own, directly or indirectly, any insurance policies with respect to the business and assets of K2.

      4.22 POWERS OF ATTORNEY. K2 has not issued any powers of attorney to any other person except for such powers of attorney as are granted in connection with filings required under securities laws.

      4.23 BANK ACCOUNTS. Schedule 4.22 is a true and complete list of all bank accounts, safe deposit boxes and lock boxes of K2, including, with respect to each such account and lock box: (a) identification of all authorized signatories; (b) identification of the business purpose of such account or lock box, including identification of any accounts or lock boxes representing escrow funds or otherwise subject to restriction; and (c) identification of the amount on deposit on the date indicated.

      4.24 CURRENT ASSETS OF K2 SHALL BE USED TO SATISFY CURRENT LIABILITIES. Prior to or simultaneously with the Closing, (i) the current assets of K2 as disclosed in the audit financial statements for December 31, 2006, attached hereto as Schedule 4.24 (the "December 31, 2006 FS") shall be used to satisfy all current liabilities of K2 as disclosed in the December 31, 2006 FS and (ii) K2 shall have no liabilities, except for the Liability as described on Schedule 4.24.

5. COVENANTS OF THE PARTIES.

      5.1 CONDUCT OF THE BUSINESS OF K2. During the period from the date of this Agreement to the Closing Date, K2 will conduct its business and engage in transactions only in the ordinary course consistent with past practice. During such period, K2 will use its best efforts to (a) preserve its business organization intact, and (b) maintain its current status as a company whose shares are traded on the Over The Counter Bulletin Board. In addition, without limiting the generality of the foregoing, K2 agrees that from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by NCSI in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law, K2 will not:

            5.1.1 grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees consistent with past increases;

            5.1.2 make any capital expenditures in excess of $1,000;

            5.1.3 guarantee the obligations of any person;

            5.1.4 acquire assets other than those necessary in the conduct of its business in the ordinary course;

            5.1.5 sell, transfer, assign, encumber or otherwise dispose of assets with a value in excess of $1,000;

            5.1.6 enter into or amend or terminate any long term (one year or more) contract (including real property leases);

            5.1.7 enter into any contract that calls for the payment by K2 of $1,000 or more, or enter into any amendment to any contract that increases K2's obligation to pay any sum or sums by $1,000 or more, after the date of this Agreement;

            5.1.8 engage or participate in any material transaction or incur or sustain any material obligation otherwise than in the ordinary course of business;

            5.1.9 contribute to any benefit plans on behalf of employees or service providers of K2;

            5.1.10 hire any full-time employees or enter into any employment contracts that provide other than an "at will" employer-employee relationship;

            5.1.11 acquire any real property; or

            5.1.12 agree to do any of the foregoing.

      5.2 NO SOLICITATION. During the period beginning on the date of this Agreement and ending on the Closing Date, neither K2 nor any of its directors, officers, shareholders, representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any persons, entity or group other than NCSI concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving K2. K2 will promptly communicate to NCSI the identity of any interested or inquiring party, all relevant information surrounding the interest or inquiry, as well as the terms of any proposal that K2 may receive in respect of any such transaction.

      5.3 ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

            5.3.1 ACCESS TO K2 RECORDS; CONFIDENTIALITY OF K2 RECORDS.

            (a) K2 shall permit NCSI and its representatives reasonable access to its properties and shall disclose and make available to NCSI all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of K2, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which NCSI may have a reasonable interest, in each case during normal business hours and upon reasonable notice. K2 shall not be required to provide access to or disclose information where such access or disclosure: (a) would jeopardize the attorney-client privilege with respect to the negotiation of the transactions contemplated herein or any other similar transaction within the past year involving a merger of K2 or sale of substantially all of its assets; or (b) would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of the Agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) All information furnished by K2 to NCSI or the representatives or affiliates of NCSI pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of K2 until consummation of the Merger and, if the Merger shall not occur, NCSI and its affiliates, agents and advisors shall upon written request return to K2 all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (a) any information which (i) NCSI can establish by evidence was already in its possession (subject to no obligation of confidentiality) prior to the disclosure thereof to K2; (ii) was then generally known to the public; (iii) becomes known to the public other than as a result of actions by NCSI or by the directors, officers, employees, agents or representatives of NCSI; or (iv) was disclosed to NCSI, or to the directors, officers, employees or representatives of NCSI, solely by a third party not bound by any obligation of confidentiality; or (b) disclosure in accordance with the federal securities laws, a federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

            5.3.1 ACCESS TO NCSI RECORDS; CONFIDENTIALITY OF NCSI RECORDS.

            (a) NCSI shall permit K2 and its representatives reasonable access to its properties and shall disclose and make available to K2 all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of NCSI, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which K2 may have reasonable interest, in each case during normal business hours and upon reasonable notice. NCSI shall not be required to provide access to or disclose information where such access or disclosure: (a) would jeopardize the attorney-client privilege with respect to the negotiation of the transactions contemplated herein or any other similar transaction within the past year involving a merger of NCSI or sale of substantially all of its assets; or (b) would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of the Agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) All information furnished by NCSI to K2 or the representatives or affiliates of NCSI pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of NCSI until consummation of the Merger and, if the Merger shall not occur, K2 and its affiliates, agents and advisors shall upon written request return to NCSI all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose of use such information for competitive purposes. The obligation to keep of such information confidential shall not apply to (a) any information which (i) K2 can establish by evidence was already in its possession (subject to no obligation of confidentiality) prior to the disclosure thereof to NCSI; (ii) was then generally known to the public; (iii) becomes known to the public other than as a result of actions by K2 or by the directors, officers, employees, agents or representatives of K2; or (iv) was disclosed to K2, or to the directors, officers, employees or representatives of K2, solely by a third party not bound by any obligation of confidentiality; or (b) disclosure in accordance with the federal securities laws, a federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

      5.4 REGULATORY MATTERS.

            5.4.1  The  parties  will  cooperate  with  each  other  and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, other regulatory authorities, or K2's shareholders. K2 and NCSI shall each have the right to review reasonably in advance all information relating to K2 or NCSI, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement. NCSI shall bear all expenses associated with SEC filings.

            5.4.2 K2 and NCSI will promptly furnish each other with copies of written communications received by K2 and NCSI or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated by this Agreement.

      5.5 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      5.6 PUBLIC ANNOUNCEMENTS. Prior to the Closing, no party will issue or distribute any information to its shareholders or employees other than as required to conduct their respective shareholders' meetings, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement without the consent of the other parties or their designated representative, except as may be otherwise required by law.

      5.7 POST-CLOSING COVENANTS

            5.7.1 RECAPITALIZATION OF K2. It is anticipated that the holders of K2's equity will, prior to the Effective Time, on one or more occasions, vote to amend, and will amend, K2's certificate of incorporation to

            (a) adjust the numbers of shares of K2 common stock outstanding as described in Section 5.7.2 below; and

            (b) take such other actions with respect to amending the K2 certificate of incorporation as may be necessary to effect the post-Effective Time capital structure contemplated herein (such actions together, the "Recapitalization") and to rename the Company.

            5.7.2 ADJUSTMENT OF EXISTING K2 SHAREHOLDERS' SHARES. As a condition to Closing, the current shareholders of K2 shall have entered into the Agreement to Amend Capital Structure, in the form attached as Exhibit B, under which the holders of a sufficient number of shares of K2 stock shall agree to amend K2's certificate of incorporation such that, as provided therein, not later than June 30, 2007, the number of shares of presently outstanding K2 common stock presently held by the K2 shareholders shall be adjusted such that the adjusted number of shares will comprise 498,270 shares of common stock (existing shareholders), to be outstanding after Closing, as provided in Schedule 3.5(b); and provided further that the sum of (i) the total shares of K2 common stock outstanding at that time plus (ii) the number of shares of common stock into which any outstanding shares of K2 Preferred may be converted, excluding any shares of common stock underlying options or issued upon exercise of any options shall equal 4,982,699 shares.

      5.8 APPROVAL OF MERGER BY NCSI SHAREHOLDERS. The Common Holders of NCSI, as a condition to receiving such stock, shall approve of the Merger, thus relinquishing any appraisal rights under Florida law. The Common Holders, concurrently with the execution hereof, shall have executed a consent to the Merger, as set forth in the Agreement to Amend Capital Structure, likewise waiving any appraisal rights under Florida law, as set forth in the Agreement to Amend Capital Structure.

      6. CONDITIONS PRECEDENT TO NCSI'S OBLIGATIONS.

      The obligations of NCSI to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Closing Date and may be waived only in writing by NCSI.

      6.1 K2'S COVENANTS, REPRESENTATIONS AND WARRANTIES. All the covenants, terms and conditions of the Agreement to be complied with or performed by K2 at or before the Closing Date shall have been complied with and performed in all respects. The representations and warranties made by K2 in this Agreement shall be complete and correct at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

      6.2 DELIVERY OF DOCUMENTS BY K2. K2 shall have duly executed and delivered, or caused to be executed and delivered the K2 Closing Documents.

      6.3 OTHER APPROVALS. All authorizations, consents, orders or approvals of any United States federal or state governmental agency necessary for the consummation of the Merger or the transactions contemplated by this Agreement (other than such actions, approvals of filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

      6.4 NO LITIGATION. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

      6.5 NO CURRENT LIABILITIES. K2 shall have no current liabilities except for permitted liabilities.

      6.6 ABSENCE OF MATERIAL CHANGE. There shall have been no change in the business, operations, financial condition or liabilities of K2 as stated in the Form 10 KSB filed by K2 on March 30, 2007 for the year ended December 31, 2006 with the SEC that has or can reasonably be expected to result in a Material Adverse Effect on K2.

      6.7 FINANCIAL STATEMENTS. There shall have been no material change in the financial condition of K2 from that represented in the audited financial statements as of December 31, 2006 attached hereto as Schedule 4.24.

      6.8 LEGAL OPINION. The K2 Legal Opinion shall have been delivered to NCSI.

      6.9 CERTIFICATES OF GOOD STANDING. A certificate issued by the Delaware Secretary of State indicating that K2 is qualified and in good standing within such jurisdiction shall have been delivered to NCSI.

      6.10 BOARD OF DIRECTORS. NCSI shall have the right to designate three members to the K2 Board of Directors, which shall be expanded to five members. On and after the Effective Date, the current Directors of K2 shall tender their resignations.

      6.11 K2 SHAREHOLDER APPROVAL. This Agreement, the Merger and the Recapitalization shall have been approved by the affirmative vote of the amount of K2 capital stock necessary for consummation of the Merger under Delaware Law.

      7. CONDITIONS PRECEDENT TO K2'S OBLIGATIONS.

      The obligations of K2 to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Closing Date and may be waived only in writing by K2.

      7.1 NCSI'S COVENANTS, REPRESENTATIONS AND WARRANTIES. All the covenants, terms and conditions of this Agreement to be complied with or performed by NCSI on or before the Closing Date shall have been complied with and performed in all respects. The representations and warranties made by NCSI in this Agreement shall be complete and correct at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

      7.2 DELIVERY OF DOCUMENTS BY NCSI. NCSI shall have duly executed and delivered, or caused to be executed and delivered, to K2, or at its direction, this Agreement, the NCSI Shares and the NCSI Closing Documents.

      7.3 OTHER APPROVALS. All authorizations, consents, orders or approvals of any United States federal or state governmental agency necessary for the consummation of the Merger or the transactions contemplated by this Agreement (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

      7.4 NCSI SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative votes of that amount of NCSI's outstanding capital stock necessary for the consummation of the Merger pursuant to Florida law.

      7.5 NO LITIGATION. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

      7.6 ORDERS. NCSI shall have a minimum of $5,000,000 in firm orders as of the Closing Date.

      7.7 LEGAL OPINION. The NCSI Legal Opinion shall have been delivered to K2.

8.       TERMINATION

      8.1 TERMINATION OF AGREEMENT. Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of NCSI) prior to the Effective Time:

            8.1.1 By mutual consent of K2 and NCSI;

            8.1.2 By NCSI if any condition set forth in Section 6 has not been met and has not been waived;

            8.1.3 By K2 if any condition set forth in Section 7 has not been met and has not been waived;

            8.1.4 By K2 or NCSI, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

            8.1.5  By  NCSI  if  there  is   discovered   any  material   error,
misstatement or omission in the representations and warranties of K2 and Acquisition;

            8.1.6 By K2 if there is discovered any material error, misstatement or omission in the representations and warranties of NCSI; and

            8.1.7 by either K2 or NCSI if the Effective Time shall have not occurred by September 30, 2007 provided, however, such termination shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Closing to have been effected on or prior to such date.

            8.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

9        MISCELLANEOUS.

            9.1 TAX TREATMENT BY THE PARTIES. Unless otherwise required by law, the parties shall treat the Merger as a reorganization under Section
368(a)(2)(E) of the Code for all tax reporting purposes; furthermore, the parties shall not take, and have not taken, any action that is inconsistent with reorganization treatment under Section 368(a)(2)(E) of the Code.

      9.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and assigns.

      9.3 SUCCESSORS AND ASSIGNS. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written consent of all other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

      9.4 NOTICES. All notices, requests, demands, claims, consents and other communications required or permitted under this Agreement shall be in writing. Any notice, request, demand, claim, communication or consent under this Agreement shall be deemed duly given if (and shall be effective two business days after) it is sent by certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


If to NCSI or Avante:        New Century Structures, Inc.
                             1900 South Harbor City Blvd.
                             Suite 315
                             Melbourne, FL 32901
                             Attention:  Joseph Sorci


If to K2 or Acquisition:     K2 Digital, Inc
                             c/o Law Offices of Thomas G. Amon
                             500 Fifth Avenue
                             Suite 1650
                             New York, NY 10110
                             Attention:  Gary Brown

      9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      9.6 AMENDMENTS AND WAIVERS. This Agreement may be amended o waived only in a writing signed by the party against which enforcement of the amendment or waiver is sought.

      9.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Sections 3 and 4 of this Agreement shall survive the Closing and continue in full force and effect for a period of one year after the Closing.

      9.8 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same document. This Agreement may be executed by facsimile.

      9.10 ENTIRE AGREEMENT. This Agreement (including the Schedules referred to in and/or attached to this Agreement) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral to the extent they relate in any way to the subject matter of this Agreement.

      9.11 ARBITRATION. Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by three arbitrators (one to be chosen by K2, one to be chosen by NCSI, and the third to be chosen by the first two arbitrators, or otherwise chosen in accordance with the AAA Rules) in New York, New York, except that the parties shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator shall resolve any dispute which arises in connection with such discovery. The prevailing party or parties, as determined by the arbitrators, shall be entitled to costs, expenses and attorneys' fees from the non-prevailing party or parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

      9.15 COSTS AND EXPENSES OF TRANSACTION.

            9.15.1 NCSI shall be responsible for payment of all expenses associated with this transaction, including all the legal fees and expenses of K2, including without limitation, all public company costs of K2, and all SEC and Blue Sky filing expenses and costs.

      9.16 BROKERS.

            9.16.1 Neither K2 nor NCSI has dealt with any broker or finder in connection with this transaction. NCSI shall indemnify and hold K2 harmless from and against any liability for these or any fees of any other broker.

      9.17 RELEASE AND INDEMNITY. Each of K2 NCSI and Avante (on behalf of themselves and their respective affiliates) hereby releases each other from and against all obligations, liabilities, lawsuits, damages, claims and rights of action, whether known or unknown, contingent or otherwise, relating to directly or indirectly, K2 and/or NCSI or Avante and their respective affiliates, the merger transaction or their respective business or operations. Each of K2 on the one hand, and NCSI and Avante, on the other, agree to indemnify and hold harmless each other from and against any obligations, liabilities, lawsuits, damages, claims and rights of action, including any legal or litigation fees and expenses relating thereto, which either are the subject of the foregoing release or otherwise relate to K2 or NCSI and Avante the merger transaction or their respective business or operation.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first listed above.


K2 DIGITAL, INC.                         NEW CENTURY STRUCTURES, INC.


By: /s/ Gary Brown                       By: /s/ Joseph Sorci
    ---------------------------------        ------------------------------
Name:  Gary Brown                        Name:  Joseph Sorci
Title: President                         Title: Chief Executive Officer



K2 ACQUISITION, INC.                     AVANTE HOLDING GROUP, INC.


By: /s/ Gary Brown                           By: /s/ Michael W. Hawkins
    ---------------------------------        ------------------------------
Name:  Gary Brown                        Name:  Michael W. Hawkins
Title: President                         Title: President

                                  SCHEDULE 1.3

                Options and Warrants of NCSI at February 28, 2007


Name and Address of                Option/Warrant           Exercise/Conversion
Option and Warrant Holder                Term                      Price
-------------------------          --------------           -------------------




                                     -NONE-

                                  SCHEDULE 1.4

                         K2 Options at February 28, 2007


Name and Address of
   Option Holder                   Term of Option              Exercise Price
-------------------------          --------------           -------------------



                                    [TO COME]

                                 SCHEDULE 3.5(b)

                            AMENDED CAPITAL STRUCTURE


                                      Pre- Closing    Post-Closing        %(1)
                                       ------------   ------------      -------

K2 Common Stock                           4,982,699        498,270(2)        10%

Series A Preferred(3)                     1,000,000        150,000(2)     3.010%

NCSI Common Stock                                --      4,334,429       86.990%

                                       ------------   ------------      -------
                  TOTAL                          --      4,982,699          100%
                                       ============   ============      =======


---------------
(1) Approximate

(2) Reflects 1 for 10 reverse stock split

(3) Preferred stock to be converted at Closing

                                  SCHEDULE 3.6

                        NCSI Audited Financial Statements

                          NEW CENTURY STRUCTURES, INC.

                 For the Years Ended December 31, 2005 and 2006

                          NEW CENTURY STRUCTURES, INC.
                                  Balance Sheet
                                  December 31,

                                     ASSETS

                                                        2006             2005
                                                     ----------       ----------
Current Assets
  Cash                                               $  458,652       $   80,777
  Accounts Receivable, Net                              385,098          359,950
  Prepaid Expenses                                       20,473               --
                                                     ----------       ----------
     Total Current Assets                               864,223          440,727
                                                     ----------       ----------
Property, Plant and Equipment, Net                      620,046          142,091
                                                     ----------       ----------
Total Assets                                         $1,484,269       $  582,818
                                                     ==========       ==========


                 See accompanying notes to financial statements.

                          NEW CENTURY STRUCTURES, INC.
                                  Balance Sheet
                                  December 31,


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                               2006           2005
                                                                            -----------    -----------
Current Liabilities
   Notes Payable, Current Portion                                           $ 1,257,924    $   824,328
   Accounts Payable and Accrued Expenses                                        688,842      2,092,629
   Accrued Payroll and Taxes                                                    234,656          7,509
   Billings in Excess of Costs and Estimated Earnings on
Uncompleted Contracts                                                           650,771             --
                                                                            -----------    -----------
        Total Current Liabilities                                             2,832,193      2,924,466
                                                                            -----------    -----------
Noncurrent Liabilities
   Notes Payable, Noncurrent Portion                                            442,265         68,365
                                                                            -----------    -----------
        Total Noncurrent Liabilities                                            442,265         68,365
                                                                            -----------    -----------
        Total Liabilities                                                     3,274,457      2,992,831
                                                                            -----------    -----------
Stockholders' Equity (Deficiency)
   Preferred Stock
   Series A convertible preferred stock, voting, $.01 par value,
     1,000,000 shares authorized, 1,000,000 shares issued and outstanding        10,000             --
   Series B convertible preferred stock, voting, $.315 par
     value, 1,000,000 shares  authorized, 606,944 shares issued and
     outstanding                                                                191,794             --
   Series C convertible preferred stock, voting, $.555 par value,
     100,000 shares authorized, 90,000 shares issued or outstanding              50,000             --
   Series D convertible preferred stock, voting, $.665 par value,
     500,000 shares authorized, 424,225 shares issued or outstanding            282,000             --
   Common Stock
     $.01 par value, 30,000,000 shares authorized, 1,600,000 shares
     issued and outstanding                                                         485            325
   Subscription Receivable                                                          (57)            --
   Additional Paid-In Capital                                                   199,980             --
   Distributions                                                               (158,283)      (158,283)
   Accumulated Deficit                                                       (2,366,107)    (2,252,055)
                                                                            -----------    -----------
        Total Stockholders' Equity (Deficiency)                              (1,790,188)    (2,410,014)
                                                                            -----------    -----------
        Total Liabilities and Stockholders' Equity (Deficiency)             $ 1,484,269    $   582,818
                                                                            ===========    ===========


                 See accompanying notes to financial statements.

                          NEW CENTURY STRUCTURES, INC.
                             Statement of Operations
                         For the Year Ended December 31,

                                                2006            2005
                                             -----------    -----------

Sales                                        $ 6,678,617    $ 4,825,207

Cost of Sales                                  4,783,727      6,788,105
                                             -----------    -----------

    Gross Profit                               1,894,890     (1,962,898)

Operating Expenses                             1,440,797      1,026,861
                                             -----------    -----------

    Income From Operations                       454,093     (2,989,759)

Interest Expense                                 243,145         22,462
                                             -----------    -----------

    Income Before Extraordinary Item             210,948     (3,012,221)

Extraordinary Item - Theft                       325,000             --
                                             -----------    -----------

Net (Loss) After Extraordinary Item          $  (114,052)   $(3,012,221)
                                             ===========    ===========

                 See accompanying notes to financial statements.

                          NEW CENTURY STRUCTURES, INC.
                 Statement of Stockholders' Equity (Deficiency)
                         For the Year Ended December 31,



                                           Preferred     Preferred     Preferred     Preferred     Additional
                            Common           Stock -       Stock -      Stock -       Stock -       Paid-In
                             Stock         Series A       Series B     Series C      Series D       Capital     Distributions
                           -----------    -----------   -----------   -----------   -----------   -----------   -------------
Balance, January 1, 2005   $       325    $        --   $        --   $        --   $        --   $        --   $    (158,283)
  Net (Loss)                        --             --            --            --            --            --              --
                           -----------    -----------   -----------   -----------   -----------   -----------   -------------
Balance, January 1, 2006   $       325    $        --   $        --   $        --   $        --   $        --   $    (158,283)
  Issuance of
common stock                       160             --            --            --            --       199,980              --
  Subscriptions
Receivable                         (57)            --            --            --            --            --              --
  Issuance of
Series A                            --         10,000            --            --            --            --              --
  Issuance of
Series B                            --             --       191,794            --            --            --              --
  Issuance of
Series C                            --             --            --        50,000            --            --              --
  Issuance of
Series D                            --             --            --            --       282,000            --              --
  Net (Loss)                        --             --            --            --            --            --              --
                           -----------    -----------   -----------   -----------   -----------   -----------   -------------
 Balance, December
      31, 2006             $       428    $    10,000   $   191,794   $    50,000   $   282,000   $   199,980   $    (158,283)
                           ===========    ===========   ===========   ===========   ===========   ===========   =============


                                             Total
                             Retained     Shareholders'
                            Earnings         Equity
                            (Deficit)     (Deficiency)
                           -----------    ------------
Balance, January 1, 2005   $   760,166    $    602,208
  Net (Loss)                 (3,012,2)      (3,012,22)
                           -----------    ------------
Balance, January 1, 2006   $(2,252,055)   $ (2,410,013)
  Issuance of
common stock                        --         200,140
  Subscriptions
Receivable                          --             (57)
  Issuance of
Series A                            --          10,000
  Issuance of
Series B                            --         191,794
  Issuance of
Series C                            --          50,000
  Issuance of
Series D                            --         282,000
  Net (Loss)                  (114,052)       (114,052)
                           -----------    ------------
 Balance, December
      31, 2006             $(2,366,107)    $(1,790,18)
                           ===========    ============

                 See accompanying notes to financial statements.

                          NEW CENTURY STRUCTURES, INC.
                             Statement of Cash Flows
                         For the Year Ended December 31,


                                                                2006           2005
                                                            -----------    -----------

Cash Flows From Operating Activities:
Net (Loss)                                                  $  (114,052)   $(3,012,221)
Adjustments to Reconcile Net Loss to Net
  Cash Used By Operating Activities:
     Depreciation and Amortization                              114,430         12,683
  Decrease (Increase) In:
     Accounts Receivable, Net                                   (25,149)       986,007
     Inventories                                                     --         55,593
     Costs and estimated earnings in excess of billings
       on uncompleted contracts                                      --        551,720
     Prepaid Expenses and Other Current Assets                  (20,473)            --
  Increase (Decrease) In:
     Accounts payable, accrued expenses and taxes payable    (1,176,640)       632,245
     Costs and estimated billings in excess of billings
       on uncompleted contracts                                 650,771        178,923
                                                            -----------    -----------
       Net Cash Used By Operating Activities                   (571,113)      (595,050)
                                                            -----------    -----------
Cash Flows From Investing Activities:
     Acquisition of Property, Plant and Equipment              (592,385)      (142,137)
                                                            -----------    -----------
       Net Cash Used By Investing Activities                   (592,385)      (142,137)
                                                            -----------    -----------
Cash Flows From Financing Activities:
     Issuance of Common Stock                                   200,140             --
     Stock subscriptions receivable                                 (57)            --
     Issuance of Preferred Stock - Series A                      10,000             --
     Issuance of Preferred Stock - Series B                     191,794             --
     Issuance of Preferred Stock - Series C                      50,000             --
     Issuance of Preferred Stock - Series D                     282,000             --
     Distributions to Shareholders                                   --       (158,283)
     Issuance of Notes Payable and Lines of Credit              904,089
     Repayment of Notes Payable and Lines of Credit             807,496       (160,257)
                                                            -----------    -----------
       Net Cash Provided By Financing Activities              1,541,373        585,549
                                                            -----------    -----------
Net Increase in Cash                                            377,875       (151,638)
Cash at Beginning of Year                                        80,777        232,415
                                                            -----------    -----------
Cash at End of Period                                       $   458,652    $    80,777
                                                            ===========    ===========


                                 See accompanying notes to financial statements.

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006

--------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Operation

     New Century Structures, Inc. ("NCSI") of Florida was incorporated in May 2001 under the name of M3'T, Inc. In July 2003, the Company changed its name to New Century Structures, Inc. The Company was originally incorporated as an "S" Corporation. In 2006, the Company filed with the Florida Department of Revenue to change its filing status to a "C" Corporation.


     The company is authorized to issue up to 30,000,000 shares of common stock at no par value and up to 20,000,000 shares of Preferred. On February 22, 2006 the Company authorized the distribution of 1,000,000 shares of Series A Preferred Stock, 1,500,000 shares of Series B Preferred Stock, up to 1,000,000 shares of Series C Preferred Stock, and up to 500,000 shares of Series D Preferred Stock.


     The Company is in the business as a concrete contractor, specializing in modular classroom and commercial building installation.

     Revenue Recognition

     The Company recognized revenue on our products in accordance with the Securities Exchange Commission (SEC) Staff Accounting Bulletin No. 104, (which superseded Staff Accounting Bulletin No. 101) "Revenue Recognition in Financial Statements". Under these guidelines, revenue is recognized on sales transactions when all of the following exist: persuasive evidence of an arrangement did exist, delivery of product has occurred, the sales price to the buyer is fixed or determinable and collectibility is reasonably assured. We accrued a provision for estimated warranty work concurrent with revenue recognition.

     The Company has adopted Emerging Issues Task Force Issue 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" (EITF 01-9), which became effective for fiscal years beginning after December 15, 2001. We concluded that EITF 01-9 is applicable to the accounting for our cooperative agreements with certain customers, as the benefits received from consideration given to those customers are not sufficiently separable from the revenue derived. Accordingly, all such cooperative expenses are recorded as reductions to revenues.

     Sales for the Company are generated from customer's purchase orders and/or contracts. The Company's work is performed under cost-plus fee contracts, fixed price contracts, fixed-price contracts modified incentive and penalty provisions and on a time and material basis.

     The length of the Company's contracts varies, but is typically less than one year. Therefore, assets and liabilities are classified as current and non-current because the contract related items on the balance sheet have realization and liquidation periods ending within one year.

     Statement of Position 81-1 discusses accounting for performance of construction contracts. The use of the percentage of completion method depends on our ability to make reasonable dependable estimates. Additionally, contracts executed by the Company and their customers include provisions that clearly specify the enforceable rights of our services that are provided and received by our customers. Our estimates assume that our customers will satisfy their obligations under the contract and our performance requirements will be completed.

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006

--------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Inventories

     Inventories are valued at the lower of cost or market, using the first-in, first-out method. The Company does not maintain an inventory as all materials ordered are delivered timely for use in work-in-progress.

     Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Accounts Receivables

     Accounts receivables are uncollateralized customer obligations due for products constructed. The accounts receivable are due under normal trade terms requiring payment within 30 days from the invoice date. Management reviews accounts receivable to determine if any receivables will potentially be uncollectible and any balances determined to be uncollectible are written off. Although no assurance can be given as to the collectibles of the accounts receivable, based on the information available, management believes all balances are collectible.

     Depreciation

     Depreciation of property and equipment are provided on the straight-line method over the following estimated useful lives:

                                            Years
         Transportation Equipment              5
         Facility                             20
         Construction Equipment                5
         Heavy Equipment                       7
         Computer Equipment                    3
         Office Equipment                      5
         Capital Improvements                  5

     When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals or betterments are capitalized.

     Long-Lived Assets

     Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the used of these assets. When any such impairment exists, the related assets will be written down to fair value. No such impairment existed through December 31, 2006.

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006


--------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Concentration of Risk

     Financial   instruments  which   potentially   subject  the  Company  to  a
     concentration  of  credit  risk  consist   principally  of  temporary  cash
     investments and accounts receivable.

     The  Company  places  its  temporary  cash   investments   with   financial
     institutions insured by the FDIC.

     Concentrations of credit risk with respect to trade receivables are limited due to the diverse group of customers to whom the Companies sell. The Company has not established an allowance for doubtful accounts as none is considered necessary, based upon factors such as the credit risk of specific customers, historical trends, other information and past bad debt history which has been immaterial and within the Company's expectations. The Company is not dependent on a limited number of suppliers related to its manufacturing as there are numerous suppliers to provide adequate supplies for constructing.

     Income Taxes

     The Company computes deferred income taxes in accordance with Financial Accounting Standards Board Statement No. 109 (SFAS No. 109) "Accounting for Income Taxes." The provision includes taxes currently payable plus the deferred tax effect of temporary timing differences in financial statement and income tax reporting. The principal differences in timing between the income statement and taxable income involve depreciation expenses recorded under the straight-line method in the income statements and by accelerated methods for tax purposes, the timing of the franchise tax deduction and the expensing of bad debt. The differences between income tax expenses and taxes currently payable are reflected in deferred tax accounts in the consolidated balance sheet. Because of the Company's historical earnings history and the going concern problem, the net deferred tax asset has been fully offset by a 100% valuation allowance.

     Fair Value of Financial Instruments

     The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, approximate fair value because of the current nature of these instruments. The carrying amounts of debt instruments approximate fair value based upon the terms of the instruments. The fair value of the loans due to and from affiliates and shareholders are difficult to estimate due to their related party nature.

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006


--------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Going Concern Uncertainty

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. At December 31, 2006, the Company had negative working capital of $1,967,970. However, a substantial portion of the current notes payable are with a significant shareholder of the Company and are convertible into equity. Additionally, and subsequent to December 31, 2005, the Company is operating at a profit. Realization of the assets of the Company is dependent upon the Company's ability to meet its financing requirements and the continued success of future operations. The financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" (SFAS No. 154), which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to do so, in which case other alternatives are required. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, or for the Company's fiscal 2006. The Company is evaluating the effect that the adoption of SFAS No. 154 will have on its results of operations and financial position, but does not believe it will have a material impact.

     In April 2005, the SEC announced that companies may implement SFAS 123R at the beginning of their next fiscal year. In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, "Share-Based Payment" (SAB 107). SAB 107 provides the SEC staff's position regarding the application of SFAS 123R, which contains interpretive guidance related to the interaction between SFAS 123R and certain SEC rules and regulations, and also provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SAB 107 highlights the importance of disclosures made related to the accounting for share-based payment transactions. The Company is currently reviewing the effect of SAB 107, but it does not believe SAB 107 will have a material impact on its financial position, results of operations or cash flows.

     In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which clarifies the term "conditional asset retirement obligations" as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations." FASB Statement No. 143 refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. If an entity can reasonably estimate a liability for the fair value of a conditional asset retirement obligation, the entity is required to recognize the fair value of the liability when incurred. A company normally incurs this liability upon acquisition, construction, or development of the asset at issue. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company is currently reviewing FIN 47, and at the current time it does not believe that FIN 47 will have a material impact on its financial position, results of operations or cash flows.

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2005


--------------------------------------------------------------------------------
NOTE 2 - PREPAID EXPENSES

     The Company has prepaid expenses of $20,473 as of December 31, 2006. The amount represents insurance payments and other amounts for various future expenses.

NOTE 3 - PROPERTY AND EQUIPMENT

     Property and equipment is summarized for December 31, 2006 and 2005 as follows:

                                                  2006           2005
                                             ------------     -----------
      Facility and improvement               $    128,298     $         0
      Machinery and equipment                     347,971          28,160
      Heavy equipment                             228,681         107,156
      Vehicles and trailers                        10,000               0
      Computer Equipment                              450             450
      Furniture and fixtures                       25,773          20,994
                                             ------------     -----------
                                                  741,173         156,760
      Less Accumulated Depreciation              (121,127)        (14,669)
                                             ------------     -----------
      Property, Plant, and Equipment, Net    $    620,046     $   142,091
                                             ============     ===========

     Depreciation expense was $114,430 and 12,683 for the years ended December 31, 2006 and 2005, respectively.

NOTE 4 - NOTES PAYABLE

     Notes payable at December 31, 2006 and 2005, respectively, consist of the following:


                                                                                 2006         2005
     Avante Holding Group, Inc., revolving credit, principal and
     interest at prime plus 4%.  Due July 2007                               $  551,129     $  265,794

     Regions Bank, line of credit, principal and interest at prime
     rate.  Interest only monthly payments.  Due February 2007.                 499,337        480,000

     Caterpillar Financial Services Corporation, principal and
     interest at 2.8%.  Monthly payments of $1,018.49.  Due July
     2008.  Note is collateralized by Caterpillar Excavator.  The
     amount is guaranteed by Joseph Sorci.                                       18,979         30,507

     Caterpillar Financial Services Corporation, principal and
     interest at 3.92%.  Monthly payments of $1,616.61.  Due July
     2009.  Note is collateralized by Caterpillar Telescopic Handler.
     The amount is guaranteed by Joseph Sorci.                                   50,692         66,392

     Bank of America, line of credit, interest only payments at 11.75%.
     Due February 2013.  The amount is guaranteed by Joseph Sorci.               00,000              0

     Wells Fargo, principal and interest at 7.99%.  Due September
     2011.  Note is collateralized by 2007 Phoenix Glider cement truck.
     The amount is guaranteed by Michael Hawkins.                                99,112              0

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006


NOTE 4 - NOTES PAYABLE (continued)

     Hilliman Group, principal with no interest.  Due May 2006.                       0         50,000

     Weaver Precast of Florida, LLC, promissory note and interest at
     5% interest. Monthly payments of $10,767.67.  Due December 2009.           340,691              0
                                                                             ----------     ----------
                                                                              1,659,940        892,693

         Current Portion                                                      1,217,675        824,328
                                                                             ----------     ----------
         Notes Payable, Long Term                                            $  442,265     $   68,365
                                                                             ==========     ==========



NOTE 5 - COMMITMENTS

     The Company leases the property where its manufacturing operation is located. The lease expires in December 31, 2007. Monthly lease payments are $4,000.00.

Future minimum obligations for the above lease are as follows:

     December 31,
     2007                                                                    $   48,000
                                                                             ----------

         Total Minimum Lease Obligations                                     $   48,000
                                                                             ==========


NOTE 6 - RELATED PARTIES

     Michael W. Hawkins, a Director and Vice President of Finance for the Company, is also CEO and principal shareholder for Avante Holding Group, Inc. ("Avante") and the Managing Member for GAMI, LLC ("GAMI"). Avante and GAMI each hold various amounts of shares of the Company. Mr. Hawkins, through the issuance of stock to various companies controlled by himself, owned approximately 42.2% of the Common Stock issued, 25% of the Series A Preferred Stock, 100% of the Series B Preferred Stock, 0% of the Series C Preferred Stock and 28.4% of the Series D Preferred Stock.

     NCSI has contracted with Avante for certain investment banking and consulting services to be provided pursuant to two agreements between NCSI and Avante.

     NCSI and Avante entered into a Consulting Agreement on January 1, 2006 to provide corporate guidance and financial and accounting services. As compensation, Avante receives $10,000 per month and bonus compensation. Under this agreement Avante has the unilateral authority to hire additional personnel required to perform investor relations, financial administration, and executive oversight and request reimbursement from NCSI on a reimbursable expense basis. The term of this agreement is for three years with one additional automatic three-year extension.

     On May 31, 2005, NCSI and Avante entered into a Revolving Credit Agreement for $500,000. The terms of the Agreement includes interest at the rate of prime plus 4%. The Agreement terminates on May 31, 2006 with an available extension of one year at the discretion of the Lender. On May 31, 2006, Avante renewed the agreement for one year. An Amendment to the Agreement was executed in December 2006 providing an additional $500,000 credit for a total of $1,000,000. As of December 31, 2006, the balance due to Avante under this Agreement was $551,028.

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006


--------------------------------------------------------------------------------
NOTE 6 - RELATED PARTIES (continued)

     Michael W. Hawkins has personally guaranteed several obligations. In addition to the various notes identified above, he has also personally guaranteed the Company note payable balance with Wells Fargo associated with the financing of a cement truck.

     On July 1, 2006, GAMI contracted with ProSteel Builders Corporation ("PSB") for the construction of a new office building for GAMI located in Melbourne, Florida. PSB subcontracted a portion of the construction to NCSI. The full contract value with PSB is $1,200,000. The contract between PSB and NCSI is $840,000. The contract and all related activities were done as an arms length transaction.

     Joseph Sorci, the CEO for the Company, is also CEO and principal shareholder for Florida Architects, Inc. ("FLA"). FLA performs various architectural roles for the Company in conjunction with evaluating, bidding, planning and actual building of the Company's projects. All transactions are conducted as an arms length transaction.

     Joseph Sorci has personally guaranteed several obligations with vendors, banks and other business related entities. The primary guarantees are with Regions Bank, Weaver Precast, Inc. and other notes payable.

NOTE 7 - INCOME TAXES

     A reconciliation of income tax computed at the statutory federal rate to income tax expense (benefit) is as follows:
                                                               December
                                                               31, 2006

     Tax provision at the statutory rate of 35%               ($39,918)

     State income taxes, net of federal income tax                   -
     Change in valuation allowance                               39,918
                                                              ---------

     Total                                                    $       0
                                                              =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                               December
                                                               31, 2006

     Deferred tax assets:
     Net operating loss carryforward                          $114,052
                                                              ========

     Total deferred tax assets                                $ 39,918
     Less valuation allowance                                  (39,918)
                                                              --------

     Total net deferred tax assets                            $      0
                                                              ========

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006


--------------------------------------------------------------------------------
NOTE 7 - INCOME TAXES (continued)

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

     Prior to 2006, the Company was a S Corporation therefore there were no net operating loss carryforwards.

     Because of the historical earnings history of the Company, the net deferred tax assets have been fully offset by a 100% valuation allowance. The valuation allowance for the net deferred tax assets was approximately $39,918 as of December 31, 2006.

     At December 31, 2006, the Company had net operating loss carryforward available for U.S. tax purposes of $114,052. The carryforward expires in 2026.

NOTE 8 - COMPANY STOCK

     Effective February 22, 2006, the Board of Directors approved the issuance of common stock as agreed upon with Avante. The actual allocation of the stock was at the directive of Avante.

     The Series A Preferred Stock was issued to various individuals and GAMI in conjunction with the use of personal guarantees and/or other forms of guarantees.

     The Series B Preferred Stock was issued to Avante in conjunction with the agreement between the Company and Avante.

     The Series C Preferred Stock was issued to an investor.

     The  Series  D  Preferred  Stock  was  issued  to  various   companies  and
     individuals in conjunction to the conversion of debt to stock.

NOTE 9 - STOCK OPTION PLAN AND WARRANTS

     The Company complies with Accounting Principles Board (APB) No. 25 "Accounting for Stock Issued to Employees" in accounting for stock options issued to employees. Stock options are granted with an exercise price equal to the fair market value on the date of grant. Accordingly, no compensation expense has been recognized for options issued to employees.

     Options granted under the 2006 incentive stock option plan are exercisable at the exercise price of grant and, subject to termination of employment, expire February 6, 2016, are not transferable other than on death, and vest in four unequal annual installments commencing at various times from the date of grant. A summary of the Company's stock option plan as of December 31, 2006 is presented below:

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006


NOTE 9 - STOCK OPTION PLAN AND WARRANTS (continued)


                                                      2006
                                               -------------------
                                                          Weighted
                                                           Average
                                                          Exercise
                                                Shares     Price
                                               --------   --------
Outstanding at the beginning of the year       2,000,000      1.00


Granted                                              --         --

Forfeited                                            --         --


Exercised                                            --         --
                                               --------

Outstanding at the end of the period           2,000,000      1.00
                                               ========          =

Options exercisable at the end of the period          0
                                               ========

     There are currently 2,000,000 unissued options under the 2006 Stock Option Plan.

     The following table summarizes information for stock options outstanding at December 31, 2006:

                     Options Outstanding                  Options Exercisable
           ------------------------------------- ------------------------------
                           Weighted-     Weighted-                     Weighted-
              Number        Average       Average        Number         Average
Exercise   Outstanding     Remaining     Exercise      Exercisable      Exercise
 Prices     @ 12/31/06     in years        Price       @ 12/31/06        Price

  1.00      2,000,000                      1.00             0             .00


     The Company issued 500,000 warrants on February 6, 2006 of which 200,000 warrants were exercised as of December 31, 2006. The exercised warrants were at a $1.00 conversion rate. These were funded through the conversion of debt.

                          NEW CENTURY STRUCTURES, INC.
                          Notes to Financial Statements
                                December 31, 2006


--------------------------------------------------------------------------------
NOTE 10 - SUBSEQUENT EVENTS

     On January 31, 2007, K2 Digital, Inc. ("K2") filed a Form 8-K with the SEC disclosing that on January 29, 2007, K2 and NCSI signed a letter of intent whereby NCSI will merge with K2. K2 Acquisition Corp. was formed to merge with NCSI. In connection with the merger, the shareholders of NCSI will acquire a controlling interest in K2. NCSI's designees will be appointed as directors of K2 and the Board and shareholders will approve a 10 x 1 reverse split of K2 shares such that the current shareholders of K2 own approximately 500,000 post merger shares representing 10% of the post merger shares issued and outstanding. In connection with this transaction, Avante has entered into an agreement with NPOWR Digital Media, Inc. to acquire 1,000,000 shares of K2 preferred stock which is convertible into 1,500,000 common shares. The parties anticipate closing the merger transaction during K2's second fiscal quarter. The transaction is subject to the normal conditions for closing, including satisfactory due diligence by the parties.

     In January 2007, the Company determined that four individuals of the Company had stolen various inventory items, tools and subcontractor services. The Company, in full cooperation with the local authorities, recovered all stolen properties. During the investigation it was determined that fraudulent timecards and mileage reports had been submitted to the Company, as well as the misuse of inventory supplies for personal gain had transpired. The Orange County Sheriff's office has forwarded the case to the State of Florida District Attorney's Office where it has recommended Grand Larceny charges to be filed against the four individuals. The Company has reserved the right to pursue Civil Action against the four individuals at some point in the future. At this time, the Company is uncertain of the actual dollars lost due to employee paid time and any other work related products and/or services. Management has performed preliminary estimates based on the time period associated with the theft and the contract, The First Academy that was being completed during this time. It is estimated that the financial impact could have been up to $650,000. Management has opted to record a conservative estimate of 50% of the current valuation and record $325,000 as an extraordinary item on the income statement. Management has reevaluated its internal controls and implemented new procedures to eliminate the potential for future frauds.

                                  SCHEDULE 4.5

                 K2 Registered Shareholders at February 28, 2007


Name and Address of Registered Shareholder                    Shares Owned


--------------------------------------------------------------------------------
                                                                 4,982,699
--------------------------------------------------------------------------------

                                    [TO COME]

                                  SCHEDULE 4.14

                           K2 Affiliates Transactions



                                     -NONE-

                                  SCHEDULE 4.22

                                K2 Bank Accounts


                                     UBS AG
                                 54 STATE STREET
                              SUITE 1000/10TH FLOOR
                                ALBANY, NY 12207
                             Contact: John E. Daley
                                  800-255-3400

                                  SCHEDULE 4.24

                  K2 Financial Statements at December 31, 2006



      Incorporated by reference from Form 10KSB as filed with the SEC on March 30, 2007.

                                 SCHEDULE 3.5(a)

                     NCSI Shareholders at February 28, 2007


Name and Address of Shareholder                                 Shares Owned






                                    [TO COME]



                                                               -----------------
     TOTAL:                                                        6,021,169

                                  SCHEDULE 3.12

                           NCSI Affiliate Transactions


                                     -NONE-